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               7961 SHAFFER PARKWAY
               SUITE 5
[LOGO]         LITTLETON, COLORADO 80127
               TELEPHONE  (720) 981-1185
               FAX  (720) 981-1186

                                            Trading Symbol:  VGZ
                                            Toronto and American Stock Exchanges


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                            VISTA GOLD - ANNOUNCEMENT

DENVER, COLORADO, AUGUST 31, 2000 - Vista Gold Corp. reported today that USF&G has brought a claim in the United States District Court of Nevada for approximately $800,000, which it alleges is the deficiency between the face amount of the $1.6 million reclamation bond it issued for the Mineral Ridge Mine bond and the collateral it holds from Mineral Ridge Resources Inc.

Mineral Ridge Resources Inc., a wholly-owned subsidiary of Vista Gold, is presently in Chapter 11 bankruptcy proceedings as previously reported. The claim alleges that Vista Gold is liable to USF&G as an indemnitor under the bond.

"Vista Gold denies that it has any liability whatsoever to USF&G in relation to the bond as it did not assume any obligation as indemnitor when it acquired Mineral Ridge Resources Inc. from Cornucopia Resources Ltd. in 1998 and did not subsequently agree to do so. Vista Gold considers the claim to be completely without merit, and intends to vigorously defend against this suit by USF&G," said Michael B. Richings, President.

Vista Gold Corp. is an international gold mining, development and exploration company based in Denver, Colorado. Its holdings include the Hycroft mine in Nevada, a development project in Bolivia, and exploration projects in North and South America.

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The statements that are not historical facts are forward-looking statements involving known and unknown risks and uncertainties that could cause actual results to vary materially from the targeted results. Such risks and uncertainties include those described in the Company's Form 10-K.

For further information, please contact Investor Relations at (720) 981-1185.